                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 6)

                      CHECKERS DRIVE-IN RESTAURANTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  162809 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 162809 10 7                   13G                          Page 2 of 5
--------------------------------------------------------------------------------

   1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                               JARED D. BROWN
--------------------------------------------------------------------------------
   2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a)      [ ]
                                                                    (b)      [ ]

--------------------------------------------------------------------------------
   3) SEC Use Only


--------------------------------------------------------------------------------
   4) Citizenship or Place of Organization

                                United States
--------------------------------------------------------------------------------

    Number of       (5) Sole Voting Power
      Shares                 2,413,778*
   Beneficially
     Owned by       (6) Shared Voting Power
       Each                  11,502
    Reporting
      Person        (7) Sole Dispositive Power
       With                  2,413,778*

                    (8) Shared Dispositive Power
                             11,502


 * Includes 145,000 shares which Mr. Brown has a presently exercisable option to acquire.

--------------------------------------------------------------------------------
   9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                  2,425,280
--------------------------------------------------------------------------------
  10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares       [ ]
        (See Instructions)

--------------------------------------------------------------------------------
  11) Percent of Class Represented by Amount in Row (9)

                                    3.5%
--------------------------------------------------------------------------------

  12) Type of Reporting Person (See Instructions)

                                       IN
--------------------------------------------------------------------------------

CUSIP NO. 162809 10 7                   13G                          Page 3 of 5
--------------------------------------------------------------------------------

                  SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

 Item 1(a).      Name of Issuer:

                      CHECKERS DRIVE-IN RESTAURANTS, INC.

 Item 1(b).      Address of Issuer's Principal Executive Offices:

                       600 CLEVELAND STREET, EIGHTH FLOOR
                             BARNETT BANK BUILDING
                             CLEARWATER, FL  33755


 Item 2(a).      Name of Person Filing:

                                 JARED D. BROWN

 Item 2(b).      Address of Principal Business Office or, if none, Residence:

                             121 N. OSCEOLA AVENUE
                                   SUITE 301
                             CLEARWATER, FL  33755

 Item 2(c).      Citizenship:

                                 UNITED STATES

 Item 2(d).      Title of Class of Securities:

                         COMMON STOCK, $.001 PAR VALUE

 Item 2(e).      CUSIP Number:

                                  162809 10 7

Item 3(a). If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the filing person is a:

  (a)  [   ]  Broker or Dealer registered under Section 15 of the Act;
  (b)  [   ]  Bank as defined in Section 3(a)(6) of the Act;
  (c)  [   ]  Insurance Company as defined in Section 3(a)(19) of the Act;
  (d)  [   ]  Investment Company registered under Section 8 of the Investment
              Company Act;
  (e)  [   ]  Investment Adviser registered under Section 203 of the Investment
              Advisers Act of 1940;

CUSIP NO. 162809 10 7                   13G                          Page 4 of 5
--------------------------------------------------------------------------------

  (f)  [   ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
              1974, or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);
  (g)  [   ]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
              (Note: See Item 7);
  (h)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

 Item 4.         Ownership:

         If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)     Amount Beneficially Owned:

                                 2,425,280*

         (b)     Percent of Class:

                                    3.5%

         (c)     Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote:

                                   2,413,778*

                 (ii)     shared power to vote or to direct the vote:

                                     11,502

                 (iii) sole power to dispose or to direct the disposition of:

                                   2,413,778*

                 (iv) shared power to dispose or to direct the disposition of:

                                        11,502

* includes 145,000 shares which Mr. Brown has a presently exercisable option to acquire.

Item 5.         Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP NO. 162809 10 7                   13G                          Page 5 of 5
--------------------------------------------------------------------------------

 Item 6.         Ownership of More than Five Percent on Behalf of Another
                 Person:

                                      N/A

 Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                 Company:

                                      N/A

 Item 8:         Identification and Classification of Members of the Group:

                                      N/A

 Item 9:         Notice of Dissolution of Group:

                                      N/A

 Item 10:        Certification:

                                      N/A


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 9, 1998



                                              /s/ Jared D. Brown
                                              ---------------------------
                                              JARED D. BROWN